Exhibit 99.1 – Press Release

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis
	Joseph P. O’Connell	May 17, 2006
Astro-Med, Inc.
(401) 828-4000

Astro-Med Announces 5-for-4 Stock Split

West Warwick, RI, May 17, 2006 -- Astro-Med, Inc. (NASDAQ:ALOT) announced today that the Board of Directors approved on May 16, 2006 a 5-for-4 stock split, which will be effected in the form of a stock dividend. The dividend will entitle all shareholders of record as of the close of business on June 16, 2006, to receive 0.25 shares for each share held. The additional shares are expected to be distributed to all shareholders on or about June 30, 2006. The Company will continue to maintain a cash dividend rate of 20 cents per common share annually, effectively increasing the cash dividend by 25%. After the stock split takes place, there will be 6,759,386 shares outstanding.

Commenting on the Board’s action, Albert W. Ondis, Chairman and Chief Executive Officer, stated, “The stock split reflects the Board’s confidence in the future of Astro-Med and believes that the increase in outstanding shares will enhance trading in the Company’s stock and will continue to drive our strategic plan to maximize shareholder value.” As a result of this stock split in concert with the 25% increase in the dividend which took place in April, Astro-Med has increased the cash dividend by 56% since February 1st.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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